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                                                               Exhibit 5.1



                                    June 12, 1998




WPS Resources Corporation
700 North Adams Street
Green Bay, Wisconsin 54307-9001


Ladies and Gentlemen:

          We have acted as counsel for WPS Resources Corporation (the "Company") in connection with the Company's proposed issuance and sale of up to $50,000,000 of Junior Subordinated Deferred Interest Debentures ("Debentures") and Guarantees of Trust Preferred Securities under the Registration Statement (Form S-3) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          We are familiar with the proceedings to date with respect to such proposed issuance and the Registration Statement and other documents related thereto, and have satisfied ourselves as to such matters of law and fact as we have considered relevant for purposes of this opinion.

          We are of the opinion that

          1. The Company is a corporation duly organized and existing under the laws of the State of Wisconsin, and duly authorized and qualified to transact the business in which it is engaged in the State of Wisconsin.

          2. The Indenture and proposed form of Supplemental Indenture between the Company and State Street Bank and Trust Company creating the Debentures (Exhibits 4.4 and 4.5to the Registration Statement) are in due legal form.

          3. The proposed form of the Debenture (included in Exhibit 4.5 to the Registration) is in due legal form.

          4. The proposed form of the Trust Preferred Securities Guarantee Agreement ("Guarantee Agreement") (Exhibit 4.7) is in due legal form.

          5. When (a) the Registration Statement shall have become effective and the Indenture, as amended and supplemented by the Supplemental Indenture, and the Guarantee Agreement have been qualified under the Trust Indenture Act of 1939



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          as amended; (b) the issuance of the Debentures and the Guarantee
          Agreement have been duly authorized; and (c) the Indenture and Supplemental Indenture for the Subordinated Debentures and Guarantee Agreement have been executed by the proper parties and have been delivered.

                    (i) The Subordinated Debentures and the Guarantee Agreement will be legally issued, and valid and binding obligations of the Company, with the express terms and provisions as set forth in the Indenture, as amended and supplemented by the Supplemental Indenture, and the Trust Preferred Securities Guarantee Agreement; and

                    (ii) no approvals, other than those referred to above, will be required in connection with the creation and issuance of the Subordinated Debentures and Guarantees of Trust Preferred Securities.

          We hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

                                   Sincerely,

                                   /s/ Foley & Lardner
                                   ---------------------------
                                   FOLEY & LARDNER